Philip Talamo, Investor Relations 212.939.2383 ir@alliancebernstein.com	John Meyers, Media 212.969.2301 pr@alliancebernstein.com

News Release

AllianceBernstein Announces October 31, 2006 Assets Under Management

New York, NY, November 9, 2006 - AllianceBernstein Holding L.P. (NYSE: AB) and AllianceBernstein L.P. today reported that preliminary assets under management increased by approximately $21 billion, or 3.2%, in the month of October to $680 billion due to favorable investment returns and positive net flows in all distribution channels.

	ALLIANCEBERNSTEIN L.P. (THE OPERATING PARTNERSHIP) ASSETS UNDER MANAGEMENT ($ billions)
	At October 31, 2006 (preliminary)				At Sep 30, 2006
	Institutional Investments	Retail	Private Client	Total	Total
Equity
Growth	$97	$47	$21	$165	$163
Value	197	68	44	309	294
Total Equity	294	115	65	474	457

Fixed Income	113	38	25	176	173

Index/Structured	24	6		30	29
Total	$431	$159	$90	$680	$659

	At September 30, 2006

Total	$418	$154	$87	$659

About AllianceBernstein

AllianceBernstein L.P. ("AllianceBernstein") is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. AllianceBernstein is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. Through its subsidiary, Sanford C. Bernstein & Co., LLC, AllianceBernstein provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

At September 30, 2006, AllianceBernstein Holding L.P. (“Holding”) owned approximately 32.8% of the issued and outstanding AllianceBernstein Units. AXA Financial was the beneficial owner of approximately 60.1% of the AllianceBernstein Units at September 30, 2006 (including those held indirectly through its ownership of approximately 1.7% of the issued and outstanding Holding Units) which, including the general partnership interests in AllianceBernstein and Holding, represent an approximate 60.5% economic interest in AllianceBernstein. AXA Financial is a wholly-owned subsidiary of AXA, one of the largest global financial services organizations.

Forward-Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance we achieve for our clients, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates. We caution readers to carefully consider our forward-looking statements in light of these factors. Further, these forward-looking statements speak only as of the date on which such statements are made; we undertake no obligation to update any forward-looking statements to reflect subsequent events or circumstances. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” in Item 1 of Form 10-K for the year ended December 31, 2005. Any or all of the forward-looking statements that we make in Form 10-K, this news release, or any other public statements we issue may turn out to be wrong. Of course, factors other than those listed in “Risk Factors” could also adversely affect our revenues, financial condition, results of operations, and business prospects.

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